FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into as of the 16th day of August 2024, by and between Bowman Consulting Group Ltd. (the “Company”), and Gary P. Bowman (the “Executive”).

WHEREAS, the Company and the Executive entered into an Executive Employment Agreement dated April 27, 2021 (the “Employment Agreement”); and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement in part as specifically set forth herein and to ratify and reaffirm the Employment Agreement in all other respects.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the Company and Executive hereby agree as follows.

Section 1. Definitions. Capitalized terms not otherwise defined in this Amendment shall have the meaning set forth in the Employment Agreement.

Section 2. Amendment to Section 4. Subsection 4 (a) of the Employment Agreement is hereby amended by deleting the second sentence thereof in its entirety, and substituting the following second sentence in lieu thereof:

“During the Initial Term, Executive’s Base Salary shall be increased annually by the greater of (i) 3% of Executive’s then current Base Salary, or (ii) such amount as may be determined by the Compensation Committee.”

Section 3. Ratification and Reaffirmation. All other provisions of the Employment Agreement are hereby ratified and reaffirmed and shall remain in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

BOWMAN CONSULTING GROUP LTD.

/s/ Robert Hickey
Robert A. Hickey
Secretary and Chief Legal Officer

EXECUTIVE

/s/ Gary Bowman
Gary P. Bowman

2